Exhibit 26(l)

Opinion and Consent of Lorne Schinbein as to Actuarial Matters Pertaining to the Securities Being Registered

November 10, 2008

Transamerica Financial Life Insurance Company

4 Manhattanville Road

Purchase, New York 10577

RE:	TFLIC Series Life Account
TFLIC Freedom Elite Builder
Registration No. 333-61654

To The Board of Directors:

This opinion is furnished in connection with the filing by Transamerica Financial Life Insurance Company (“Transamerica”) of Post-Effective Amendment No. 10 (the “Amendment”) to the Registration Statement on Form N-6 for the TFLIC Freedom Elite Builder, a flexible premium variable life insurance policy (the “Policy”).

The form of the Policy was prepared under my direction, and I am familiar with the Registration Statement and Exhibits thereof.

In my opinion:

1)	the illustrations of death benefits, cash values, and net surrender values included in Appendix B to the Prospectus are consistent with the provisions of the Policy and Transamerica’s administrative procedures;

2)	the rate structure of the Policy has not been designed, and the assumptions for the illustrations (including sex, age, rating classification, and premium amount and payment schedule) have not been selected, so as to make the relationship between premiums and benefits, as shown in the illustrations, appear to be materially more favorable than for other prospective purchasers with different assumptions; and

3)	the illustrations represent a rating classification, premium payment amount, and issue age that are fairly representative of Policies sold.

I hereby consent to use of this opinion as an exhibit to the Amendment and to the reference to my name under the heading “Experts” in the Statement of Additional Information.

This document is intended exclusively for the purpose of documenting the above-stated opinion on the Appendix B illustrations and the above stated consents. This document may not be appropriate for other purposes.

Very truly yours,

/s/ Lorne Schinbein
Lorne Schinbein
Vice President and Managing Actuary